EXHIBIT 10.25

                             DATED 24 February 1997




                             CONTRACT OF EMPLOYMENT
                                   relating to













               WORKGROUP SYSTEMS LIMITED                       (1)

               ROBERT HAGGER                                   (2)


                                 S J BERWIN & CO
                       Ref: 22/504/LT:160367.2/D9803.17/fm

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           DATE 24 FEBRUARY 1997

           PARTIES

(1) WORKGROUP SYSTEMS LIMITED (NO. 2515018) WHOSE REGISTERED OFFICE IS AT MAPLE HOUSE, POTTERS BAR, HERTFORDSHIRE, EN6 5BS INCLUDING ANY AND ALL SUBSIDIARIES OF WORKGROUP SYSTEMS LIMITED, ("THE COMPANY")

(2) ROBERT HAGGER OF 16 DOMAINE DE LA BRAGUE, 06560 VALBONNE, FRANCE ("THE EMPLOYEE")

           OPERATIVE PROVISIONS

1          JOB TITLE

1.1 The Company shall initially employ the Employee and the Employee shall initially serve the Company as Managing Director and Chief Operating Officer, reporting to the Chairman and Chief Executive Officer of the Company.

1.2 After a period of three months from the Commencement Date, if in the opinion of the Chairman and Chief Executive Officer, the Employee has performed to a satisfactory standard (and his decision shall be final), the job title of the Employee shall change. From that date the Company shall employ the Employee and the Employee shall serve the Company as Managing Director and Chief Executive Officer reporting to the Executive Vice President of Datawatch Corporation.

2          PERIOD OF EMPLOYMENT

2.1 The Appointment shall commence on 4 March 1997 (the "Commencement Date"). The Appointment is subject to a probationary period of three months' duration. During this period the Appointment may be terminated by two weeks' notice by either party.

2.2 Unless terminated earlier under Clause 2.1 or 10, the Appointment will continue until terminated by either Party giving to the other not less than two months' notice to expire on the last day of any calendar month.

3          PAY AND EXPENSES

3.1(b) The Employee shall be granted on signing the Agreement, an Option under the Datawatch Corporation 1987 Stock Plan ("the Plan") to purchase such number of Datawatch Corporation Common Stock $0.01 par value shares at the market price, in Sterling, at the close of trading on the Commencement Date, or the closest business day thereto, if the Commencement Date is on a non-business day, divided by (pound)25,000. The Option may be exercised in accordance with the Plan, a copy of which is attached hereto as Schedule 7.

3.1(b) Clause 3.1(a) is subject to satisfactory completion of the probationary period as set out in Clause 2.1 above. If the probationary period is not completed, the Datawatch Corporation shall cancel the Option as set out above with immediate effect and no rights will arise in respect of the Option.

3.2 The Company shall pay to the Employee for the proper performance of his duties under this Agreement:

           (a)  a fixed salary at the rate of (pound)115,000 per annum; and

           (b)  a bonus payable in accordance with and subject to the terms of
                Schedule 6.

3.3        The fixed salary of the Employee will:

           (a) accrue from day to day and be payable by equal monthly instalments in arrears by not later than the last day of each month;

           (b) be paid by credit transfer to the account nominated by the Employee from time to time; and

           (c) be capable of set off by the Company from time to time against any liability of the Employee to the Company.

3.3 The Employee undertakes not to divulge details of his salary to any other employee of the Company or any Group Company.

3.4 The Employee hereby authorises the Company to deduct from any remuneration accrued and due to him under the terms of this Agreement or from any pay in lieu of notice:

           (a) any overpayment of salary or expenses or payment made to the Employee by mistake or through any misrepresentation;

           (b)  any debt owed by the Employee to the Company or any Group
                Company;

           (c) any other sum or sums which may from time to time be deductible pursuant to Section 13(1)(a) of the Employment Rights Act 1996; and

           (d) any tax or social security contributions due in respect of remuneration or any other monies received or receivable by the Employee from the Company.

3.5 The Company shall repay to the Employee all reasonable travelling, hotel and other expenses properly incurred by him in or about the performance of his duties, subject to the Employee having delivered to the Company such form(s) and vouchers or other evidence of actual payment of such expenses as the Company may from time to time require. The decision of the Company as to what constitutes reasonable expenses shall be conclusive.

4          OTHER BENEFITS

4.1 Until notice of termination of the Appointment is given and subject to the Employee holding and continuing to hold a full driving licence, the Company shall provide to the Employee a mid-size motor car or car allowance for use by him in the proper performance of his duties in accordance with the Company's car policy in force from time to time.

4.2 The Employee shall be entitled to participate, at the Company's expense, in a recognised medical health scheme for himself on terms acceptable to the Company.

4.3 The Employee shall be entitled to participate, at the Company's expense, in a recognised life insurance scheme for himself, with a policy value not to exceed four times the Employee's fixed salary as identified in Clause 32.(a), on terms acceptable to the Company.

5          HOLIDAY

5.1 In addition to the usual public and bank holidays, the Employee shall be entitled to twenty (20) days' paid holiday in each complete holiday year worked (and pro rata for part of each holiday year worked) to be taken at such time or times as shall be agreed by the Board.

5.2 The holiday year runs from 1 January each year to the following 31 December. Holiday entitlement may only be carried forward from one holiday year to the next with the prior written permission of the Board. No money will be paid in lieu of any untaken holiday entitlement.

5.3 Upon termination of the Appointment, other than pursuant to Clause 10.1, the Employee's entitlement to holiday will be calculated on the basis of 1.5 calendar days for each calendar month of service completed during the holiday year in which termination occurs and any payment in lieu of untaken holiday entitlement will be made rounded down to the next whole number of days' holiday. If the Employee has exceeded the holiday entitlement there will be a deduction from salary.

6          DUTIES

6.1        During the term of the Appointment, the Employee shall:

           (a) undertake the duties and obligations agreed with the Company from time to time and reporting to the individual as specified in Clause 1;

           (b) at all times use all reasonable endeavours to promote the interests and welfare and maintain the goodwill of the Company and any other Group Company and not to do and to exercise all reasonable endeavours to prevent there being done anything with may be prejudicial or detrimental to the Company or any Group Company;

           (c)  faithfully and diligently perform his duties;

           (d) devote the whole of his working time and attention and the full benefit of his knowledge, expertise and skills in the proper performance of his duties;

           (e) comply with all lawful directions from time to time given to him by the Board, and the individuals specified in Clause 1, and all applicable rules and regulations from time to time laid down by the Company;

           (f) comply with the provisions of Schedule 2 with regard to Copyright and Inventions;

           (g) comply with the provisions of the Company's Policy regarding Insider Trading; and

           (h) comply with, save as is inconsistent with the express terms of this Agreement, all applicable rules and regulations from time to time laid down by the Company concerning its employees in the Staff Handbook.

6.2 The Employee shall attend and work at any of the places of business of the Company and/or the Group and/or any client of the Company or Group as determined from time to time by the Company and shall travel to and work at such places (whether within or outside the United Kingdom) in the manner and on the occasions required from time to time by the Company. The Company shall not, without the Employee's consent, require him to reside or work (other than temporarily) outside the United Kingdom.

6.3 The Company may require the Employee to perform services for any Group Company wherever situated and without further fees or remuneration and any duties that he may have under this Agreement will be deemed to extend to such Group Company.

6.4 The hours of the Employee are not fixed but are the usual working hours of the Company and such additional hours as may be necessary to enable him to properly discharge his duties. For the avoidance of doubt, the Employee consents to working in excess of 48 hours when required.

7          CONFIDENTIALITY

           The Employee shall comply with the provisions of Schedule 3 with regard to Confidentiality.

8          RESTRICTIONS DURING AND AFTER EMPLOYMENT

           The Employee shall comply with the provisions of Schedule 4 with regard to restrictions during and after employment.

9          ABSENCE, ILLNESS AND INCAPACITY

9.1 If at any time the Employee is prevented by reason of ill-health, accident or other incapacity from properly performing his duties he shall comply with the reporting and certification provisions set out in the Staff Handbook.

9.2 Any payment of remuneration made by the Company to the Employee during period of absence due to sickness will be in accordance with the Company's Sick Pay Policy as set out in the Staff Handbook from time to time. Such payment is subject to deductions equivalent to any amounts of state benefit that the Employee is entitled to claim. It is the responsibility of the Employee to claim from the appropriate authority such entitlement.

10         TERMINATION

10.1 The Company may at any time terminate the Appointment with immediate effect (or by such longer period of notice as the Company shall see fit) by giving the Employee written notice in any of the following events:

           (a) if the Employee at the time the notice is given is prevented by reason of ill-health or accident or other incapacity from properly performing his duties and has been so prevented (whether by the same or another reason):

                (i) where the Employee has been employed by the Company, for a period of less than 2 complete years for an aggregate period of at least 30 days (whether or not, in either case, working days) in the preceding 12 months; and

                (ii) where the Employee has been employed by the Company, for a period of more than 2 complete years for an aggregate period of at least 13 weeks (whether or not, in either case, working days) in the preceding 12 months;

           (b)  if the Employee shall have:

                (i) neglected or failed or refused to carry out any of his duties or committed any material breach or non-observance or, after having been given warning in writing, any repeated or continued breach or non-observance of any of his duties or any of his express or implied obligations arising from the Appointment including refusing to comply with any reasonable/lawful instructions given to him by the Company;

                (ii) been guilty of conduct or permitted or suffered events tending in the reasonable opinion of the Board to bring himself/herself, the Company or any Group Company into disrepute;

                (iii) committed any act of fraud or dishonesty (whether or not connected with the Appointment) or committed any act which, in the reasonable opinion of the Company, adversely affects his ability properly to carry out his duties;

                (iv) been convicted of a criminal offence or been banned from driving (drink/speed), before or after the Appointment, and the Employee shall promptly notify the Company of any such conviction; or

                (v) become of unsound mind or a patient as defined in the Mental Health Act 1983 or been admitted to hospital in pursuance of an application made under Part 11 of that Act.

10.2 For the avoidance of doubt, poor performance by the Employee will be a disciplinary issue and will be dealt with under the company's disciplinary rules and grievance procedure as contained in the Staff Handbook.

10.3 The Company (and any relevant Group Company) shall not be obliged to provide work to the Employee at any time after notice of termination of the Appointment shall have been given by either party under any of the provisions of this Agreement and the Company may, in its discretion, take any one or more of the following steps in respect of all or part of any unexpired period of notice:

           (a) require the Employee to comply with such conditions as it may specify in relation to attending at, or remaining away from, the place(s) of business of the Company, the Group Companies and any of the clients of the Company or Group Companies;

           (b)  assign the Employee to other duties; or

           (c)  withdraw duties assigned to the Employee.

10.4 The Appointment shall automatically terminate without notice at the end of the month in which the Employee attains the age of 60 years.

10.5 On the giving of notice to terminate the Appointment by either party the Employee shall forthwith deliver up to the Company in accordance with the directions of the Company the Company car, mobile telephone and all computer equipment (including but not limited to any computer, modem, printer, software and accessories) which may be in his possession or control.

10.6 Upon termination of the Appointment however arising the Employee shall deliver up to the Company in accordance with the directions of the Company all keys, security passes, credit cards, Documents and other property belonging to or relating to the business or affairs of the Company or any Group Company, including all copies of all Documents containing or referring to Confidential Information which may be in his possession or under his control and shall not retain copies, extracts or notes of any of the same.

10.7 The Company, if it has reason to suspect that any one or more of the events set out in Clause 10.1(b) has or may have occurred, may suspend the Employee pending the making and completion of such investigation(s) as the Board thinks fit. While the suspension continues, the Company shall pay to the Employee his fixed salary and provide to him the other benefits set out in this Agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Employee and may require the Employee to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies during the period of the suspension. The Company may later terminate the Appointment, pursuant to the terms of this Agreement, on the grounds of the same or any other event.

11         THE EMPLOYMENT RIGHTS ACT 1996

           This Agreement and Schedule 5 contain the employment particulars required to be given under Sections 1 to 3 of the ERA.

12         NOTICES

           Notices by either party must be sent by recorded delivery:

           (i) to the Company at its principal trading office for the time being; and

           (ii) to the Employee at his place of work or at the address set out in this Agreement or such other address as the Employee may from time to time have notified to the Company for the purpose of this Clause.

13         GENERAL

13.1 This Agreement, which contains all the terms of employment of the Employee, is in substitution for all existing contract(s) of employment between the Company and any Group Company and the Employee (whether written, oral or governed by a course of dealings) which shall terminate with effect from the Commencement Date.

13.2 The waiver, express or implied, by either Party of any right under this Agreement or any failure to perform or breach by the other shall not constitute or be deemed a waiver of any other right under this Agreement or of the same right on another occasion.

13.3 No amendment, change or addition to the terms of this Agreement shall be effective or binding on either Party unless reduced to writing and signed by each party adversely affected by such amendment, change or addition. The Company reserves the right to amend or vary the terms and/or conditions of the Employee's employment. Written notice will be given to the Employee of any such changes. Acceptance of changes of terms and conditions so made will be assumed unless the Employee notifies the Company in writing of his objection within one calendar month of notification of any changes.

13.4 The Employee represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit him from undertaking or performing any of the duties of the Appointment in accordance with this Agreement.

13.5 This Agreement is governed by and is to be construed in accordance with the laws of England and the Parties hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England and Wales.

                                   SCHEDULE 1

(1) In this Agreement, unless the context otherwise requires, the following expressions have the meanings set out below:

           Agreement               this contract of employment;

           Appointment             the employment of the Employee pursuant to
                                   this Agreement;

           Board the board of directors of the Company for the time being (including any committee of the Board);

           Combined Year-To-Date
           Revenue and Profit
           Percentage Achievement  if, at the end of any Quarterly Accounting
                                   Period, either the year-to-date revenue or profit achievement is less than 100% of the Company's Pre-determined Consolidated
                                   Budgeted Year-to-Date Revenue or Profit
                                   Objectives at the end of the same quarter, the Combined Year-to-Date Revenue and Profit Percentage Achievement at the end of that quarter is computed by averaging the year-to-date profit achievement and the year-to-date revenue achievement at the end of that quarter. If both the year -to-date revenue and profit achievements at the end of a quarter are 100% of the Company's Pre-determined Consolidated Budgeted year-to -Date Objectives at the end of the same quarter, or higher, the Combined Year-to-Date Revenue and Profit Percentage Achievement at the end of that quarter is computed by multiplying the year-to-date revenue achievement at the end of the quarter by the year-to-date profit achievement at the end of the same quarter.

           Commencement Date       4 March 1997;

           Confidential
           Information             all information which may be imparted in
                                   confidence or be of a confidential nature relating to the business or prospective business, current or projected plans or internal affairs of the Company or any Group
                                   Company and, in particular, but not limited to all Know-how, Marketing Information, trade secrets, unpublished information relating to the Company's or any Group Company's intellectual property and any other commercial, financial or technical information relating to the business or prospective business of the Company or any Group Company or to any client or potential client, licensee, officer, supplier or potential supplier or employee of the Company or any Group Company;

           Datawatch Corporation   the parent company of the Company;

           Documents               documents, disks, memory, notebooks, tapes or
                                   any other medium, whether or not
                                   eye-readable, on which information (whether confidential or otherwise) may from time to time be referred to, written or recorded;

           ERA                     the Employment Rights Act 1996;

           Group all companies being any of a subsidiary of the Company, or of its parent company, or a holding company of the Company or a subsidiary of any such holding company or any other Company of which the Company's holding company or any of its subsidiaries holds at least 10% of the share capital or an associate of the Company within the meaning of Section 435 of the Insolvency Act 1986;

           Group Company           any company within the Group;

           Key Employee            any employee who is or was (in the period of
                                   12 months prior to the Termination Date) employed to the knowledge of the Employee in a capacity in which he has access to or obtained Confidential Information;

           Know-how information (including without limitation that comprised in formulae, specifications, designs, drawings, component lists, software (or pre-cursor documents), databases, manuals, instructions and catalogues) held in whatever form relating to the creation, production or supply of any products or services by the Company or any Group Company or by or to any of the suppliers and customers of such company and in particular the Staff Handbook;

           Marketing Information   information relating to the current or
                                   prospective marketing or sales of any
                                   products or services of the Company or any Group Company, including any contact details of any clients or prospective clients, and the Company's electronic database of clients' and prospective clients' names, addresses and contacts, sales targets and statistics, market share and pricing statistics, marketing surveys, research and reports and advertising and promotional material;

           Permitted Interest      an interest in any class of shares or other
                                   securities of any company which are traded on a recognised investment exchange which amount to not more than 3% of such class of issued shares or securities and an interest in any units of any authorised unit trust;

           Percent of
           Year-To-Date Profit     Achievement the actual year-to-date profit
                                   achieved at the end of any Quarterly
                                   Accounting Period divided by the
                                   Pre-determined company's Year-To-Date
                                   Consolidated Budgeted Profit Objective at the end of the same quarter.

           Percent of Year-To-Date
           Revenue Achievement     the actual year-to-date revenue achieved at
                                   the end of any Quarterly Accounting Period divided by the Pre-determined Company's
                                   Year-To-Date Consolidated Budgeted Revenue
                                   Objective at the end of the same quarter.

           Pre-determined
           Consolidated Budgeted
           Year-To-Date Revenue
           and Profit Objectives   Year-to-date revenue and profit objectives
                                   for each of the Company's Quarterly
                                   Accounting Periods, consolidated to include all of the Company's subsidiaries, said objectives having been approved, prior to the start of the Company's fiscal year, by the President or the Executive Vice President of
                                   Datawatch Corporation.

           Quarterly Accounting
           Periods three month periods, which, collectively, from the Company's fiscal year, and individually, end of 30 September, 31 December, 31 March, and 30 June.

           Staff Handbook          the staff handbook containing all applicable
                                   rules and regulations from time to time laid down by the Company covering its employees;

           Termination Date        the date of termination or expiration of the
                                   Appointment.

(2) The expressions "subsidiary" and "holding company" have the meanings given to them by Sections 736 and 736A of the Companies Act 1985.

(3) References to Clauses, Parties, and the Schedules are respectively to Clauses of and the Parties and the Schedules to this Agreement.

(4) References to any enactment are to be construed as referring also to any enactment or re-enactment thereof (whether before or after the date hereof), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date hereof) and to any regulation or order made thereunder.

                                   SCHEDULE 2

                            COPYRIGHT AND INVENTIONS

1 In this Schedule "Intellectual Property" shall mean patents, trade marks and service marks, rights in inventions, design rights, registered designs, trade names and copyrights (whether or not any of these is registered and including applications for registration of any such thing) and all forms of protection of a similar nature which may subsist anywhere in the world.

2 The Employee acknowledges, having regard to the nature of the business of the Company and other Group Companies and the nature of the Employee 's expertise, that:

           (a) the normal duties of the Employee under the Appointment may include the making of inventions;

           (b) inventions may reasonably be expected to result from the carrying out by the Employee of such duties; and

           (c) due to the nature of the Employee's duties and the particular responsibilities arising from the nature of his duties, the Employee has a special obligation to further the interests of the Company's undertaking.

3 The Employee shall disclose to the Company any invention made or discovered or produced by the Employee in the course of the Appointment (whether or not during office hours or using office stationery and equipment) in connection with or in any way affecting or relating to or capable of being used or adapted for use in the business of the Company or any other Group Company.

4 The Employee shall do all things and execute all documents that may be necessary to enable the Company or its nominee to obtain the benefit of every invention made by the Employee in the course of his duties and to secure patent or other appropriate protection for it.

5 Without prejudice to the provisions of paragraph 2 of this Schedule 2, the Employee shall disclose to the Company full details of any Intellectual Property or copyright work made or created by the Employee during the continuance of the Appointment (whether or not during office hours or using office stationery and equipment) and the Employee hereby assigns to the Company, by way of assignment of future copyright or other Intellectual Property rights, all rights of copyright or other Intellectual Property rights throughout the world in that copyright work or Intellectual Property.

6 The Employee shall, before working, assigning or granting rights in relation to any invention or copyright work or other Intellectual Property rights to which the Company is not entitled under this Agreement and/or at law, allow the Company or any Group Company nominated by it a reasonable opportunity to evaluate the same and the Employee shall not dispose of any rights to any third party unless he shall first have given written notice to the Company with full, complete and bona fide details of the price and terms offered by the third party offering the Company, or any Group Company, an opportunity to purchase the rights concerned at the same price and on the same terms within 28 days of the date of the notice.

                                   SCHEDULE 3

1          CONFIDENTIALITY

1.1 Neither during the continuance of the Appointment, other than in the proper course of his duties and for the benefit of the Company, nor after the Termination Date for any reason whatsoever, shall the
           Employee:

           (a) use, disclose or communicate to any person any Confidential Information which he shall have come to know or have received or obtained at any time (before or after the date of this Agreement) by reason of or in connection with his service with the Company; or

           (b) copy or reproduce in any form or by or on any media or device or allow others access to or to copy or reproduce Documents containing or referring to Confidential Information.

1.2 The Employee acknowledges that all Documents containing or referring to Confidential Information at any time in his control or possession are and shall at all times remain the absolute property of the Company and the Employee undertakes, both during the Appointment and after the Termination Date:

           (a) to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any Documents containing or referring to it;

           (b) at the direction of the Company, to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

           (c) to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this Clause and/or to provide evidence that it has been complied with.

1.3        The restrictions in paragraph 1.1:

           (a) will not restrict the Employee from disclosing to the proper recipient any Confidential Information which the Employee is required to disclose by law or any order of the court or any relevant regulatory body provided that the Employee shall have given prior written notice to the Company of the requirements of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure; and

           (b) will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Employee or any other person who owes the Company an obligation of confidentiality in relation to the information disclosed.

1.4 The Employee agrees that the restrictions set out in this Schedule 3 are without prejudice to any other duties of confidentiality owed to the Company whether express or implied and are to survive the termination of the Appointment.

2          RELEVANT DEFINITIONS

           For the purposes of the restrictions set out in Schedule 3 and
           Schedule 4:

           (a) the expression "Company" shall include any former owner or transferor of a business acquired by the Company by which the Employee shall have been employed under a contract of employment in respect of which his service is included for the purposes of calculating continuous employment with the Company;

           (b) any reference to the Company and to the Company's trade or business shall be deemed to include any Group Company and its trade or business and/or to apply to them as if the words were repeated by reference to such company insofar as the Employee shall have been performing services to any material extent for a period of not less than three (3) months for such Group Company at any time during the period of one year prior to the Termination Date and the Employee hereby undertakes to execute any further documents which the Company may require to confirm this; and

           (c) where references to the Company and Company's trade or business are deemed to include and/or apply to a Group Company and to a Group Company's business pursuant to paragraph 2(b) of this Schedule, the Employee covenants with the

                Company for itself and in the same terms in relation to each such Group Company and each Group Company's business as he does with the Company and in respect of the Company's business.

                                   SCHEDULE 4

1          RESTRICTIONS DURING EMPLOYMENT

1.1 Save as permitted under paragraph 2 of this Schedule 4, the Employee shall not during the Appointment carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any trade or business other than that of the Company.

1.2        The Employee may:

           (a)  hold a Permitted Interest; and/or

           (b) carry on or be concerned, engaged or interested in any other trade or business if he shall have:

                (i) provided, on the basis of the utmost good faith, full particulars of its nature and of the likely demands it will make on his time and abilities; and

                (ii) obtained the prior written consent of the Company, which consent may be given subject to such terms or conditions as it may decide (each of which shall be considered to be a term of this Agreement) and the Company shall have the right to reconsider the consent or the terms if it reasonably considers that it is in the interests of the Company to do so.

           (c) retain a directorship in Insight Strategy Management Limited during the probationary period identified in Clause 2.1.

1.3 The Employee shall not during the Appointment either on his own behalf or on behalf of any person, firm or company:

           (a) solicit or endeavour to entice away from the Company an actual employee, or discourage from being employed by the Company any person who, to the knowledge of the Employee, is a prospective employee of the Company; or

           (b)  employ or procure another person to employ any such person.

1.4 The Employee shall not, other than in the proper cause of his duties and for the benefit of the Company, directly or indirectly, to any member of the press or broadcasting media or via electronic bulletin board make any statements (whether written or oral) on matters concerning the Company's business or affairs or those of any client of the Company, or in any way referring to his position in the Company, or using the Company's address, without the prior written permission of the Company.

1.5 The Employee undertakes to promptly inform the Company if his spouse, partner or a close relative with whom he is living is engaged or employed by any competitor of the Company.

2          RESTRICTIONS AFTER EMPLOYMENT

2.11 The Employee shall not, save in respect of a Permitted Interest or with the prior written consent of the Company (which shall not be unreasonably withheld), for a period of four (4) months from the Termination Date carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any part of any trade or business which competes with any part of any trade or business carried on by the Company in which the Employee (or any other employee on his behalf or under his instructions) shall have been actively engaged or involved at any time during the period of six (6) months prior to the Termination Date.

2.22 The Employee shall not for a period of four (4) months from the Termination Date either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Employee has been engaged or involved directly or indirectly:

           (a) solicit, approach or offer services to or entice away from the Company; or

           (b)  deal with or accept custom from; or

           (c) carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in;

           any person, firm or company who at the Termination Date (or at any time during 6 months prior to the Termination Date) was a client of the Company and in each case with whom the Employee (or any other employee on his behalf or under his direct instruction) has been actively engaged or involved by virtue of his duties hereunder;

           PROVIDED THAT nothing contained in paragraph 2(a), (b) or (c) shall prohibit the Employee from carrying out any activities which are not in competition with any part of the business of the Company with which the Employee was involved during six (6) months prior to the Termination Date.

2.3 The Employee shall not for a period of four (4) months from the Termination Date either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Employee has been engaged or involved directly or indirectly approach, solicit, endeavour to entice away, employ, offer employment to or procure the employment of any person who, at the Termination Date (or at any time during the six (6) months prior to the Termination Date), is or was a Key Employee, (in each case being a person which the Employee or any other employee on his behalf or under his direct instruction has had dealings within a period of six
           (6) months prior to the Termination Date) whether or not such person would commit any breach of his contract of employment or engagement by reason of so leaving the service of the Company or otherwise.

2.4 The Employee shall not, at any time after the Termination Date, either on his own behalf or on behalf of any other person, firm or company directly or indirectly represent himself as being in any way connected with or interested in the business of the Company (other than as a Employee or a member if such be the case) or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company or which might suggest a connection with the Company.

2.5 The Employee (who acknowledges that, in the course of the Appointment, he is likely to have dealings with the clients, and Key Employees of the Company) agrees that each of the restrictions in paragraphs 2.2, 2.2(a), (b) and (c), 2.3 and 2.4 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, the Employee agrees that such restriction shall apply with such deletions as may be necessary to make it valid and effective.

                                   SCHEDULE 5

1 The Company's disciplinary rules and grievance procedure are contained in the Staff Handbook which will be issued to the Employee on the first day of his employment.

2 If the Employee is dissatisfied with any disciplinary decision relating to him then the Employee may apply in writing within three working days to the Personnel Manager.

3 A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Appointment.

           The Company shall be at liberty at any time and at its own discretion to vary the rules and procedures referred to in this Schedule.

                                   SCHEDULE 6

                 BONUSES WHICH THE EMPLOYEE IS ELIGIBLE TO EARN

The rules as set out below regarding cash bonuses and stock option bonuses which the Employee is eligible to earn are flexible and may, at the absolute discretion of the Company, be varied from time to time. The Employee will be notified by the Company in writing prior to any such variation of any changes to the rules.

A.         CASH BONUS

1          Bonus Eligibility

           The Employee is eligible to earn cash bonuses for each of the Company's Quarterly Accounting Periods in which the Company's revenue and profit results for the Company's fiscal year-to-date do not fall below acceptable limits as set out below.

1.1 For the third quarter of the Company's 1997 fiscal year, which is the period from 1 April 1997 to 30 June 1997, and which is the first Quarterly Accounting Period in which the Employee is eligible to earn a bonus, the minimum acceptable limit which must be achieved before the Employee is eligible to earn a cash bonus is a 75% combined Quarterly Revenue and Profit Percentage Achievement for that quarter predicated solely on the Company's consolidated performance in the third quarter, and ignoring prior year-to-date performance of the Company.

1.2 For the fourth quarter of the Company's 1997 fiscal year, which is the period from 1 July 1997 to 30 September 1997, and for each of the Company's Quarterly Accounting Periods thereafter, the minimum acceptable limit, which must be achieved before the Employee is eligible to earn a cash bonus, is a Combined Year-To-Date Revenue and Profit Percentage Achievement at the end of the relevant quarter of at least 80%. In the Company's 1997 fiscal year, the year in which the Employee begins his participation in this bonus plan, for the purposes of bonus computation only, the fiscal year will consist solely of the third and fourth quarters of the Company's 1997 fiscal year. In fiscal year 1998, and each year thereafter, the bonus computation will be based upon all of the Quarterly Accounting Periods of the Company's fiscal year.

2.         Bonus Computation

           Bonus is calculated by multiplying the Combined Year-To-Date Revenue and Profit Percentage Achievement at the end of a Quarterly Accounting Period by the aggregate year-to-date Cash Bonus for the same Quarterly Accounting period, and subtracting from that total any bonuses previously paid in the same year.

2.1 The Cash Bonus is presently established at(pound)10,000 for each of the Company's Quarterly Accounting periods.

3.         Bonus Payments

           Subject to paragraph 3.1 below, any cash bonus payments payable to the Employee under paragraphs 1 and 3 above, shall be paid not later than the last day of the month following the end of the Quarterly Accounting Period to which the bonus relates.

3.1 A bonus shall not be paid to the Employee for any Quarterly Accounting period if during that period the company has given the Employee notice to terminate the Appointment for any reason specified in Clauses 2.1 or 10.1, or notice to terminate has been served under Clause 2.2.

4.         Reimbursement of Unearned Bonus Payments

           Combined Year-To-Date Revenue and Profit Percentage Achievement, during the course of the fiscal year, may require the repayment of earlier quarterly bonuses, or options thereof, paid in the same fiscal year. For example, if the Combined Year-To-Date Revenue and profit Percentage Achievement in the first two quarters of a fiscal year were 105% the Employee would have been paid a bonus of (pound)30,000. If, at the end of the third Quarterly Accounting Period, in the same fiscal year, the Combined Year-To-Date Revenue and Profit Percentage Achievement for the Company were to drop to 80%, this figure, when multiplied by the aggregate of the year-to-date quarterly cash bonuses for that quarter, in this instance (pound)30,000, would produce an amount, in this instance, (pound)24,000, which falls below the total value of previously paid bonuses, (pound)30,000 in this example, thus, generating a requirement for a payback of a portion of the earlier bonus payments, in this instance (pound)6,000 ((pound)30,000-(pound)24,000=(pound) 6,000).

4.1 Subject to paragraph 4.2 below, reimbursement of any unearned bonus payments shall normally be effected by deducting the repayment amount from future bonuses earned.

           Special alternative arrangements for the repayment of unearned bonuses can be made only upon the written authorizaiton of the President or Executive Vice President of Datawatch Corporation.

4.2 If the Company has given the Employee notice to terminate the Appointment for any reason specified in Clause 10.1, or notice to terminate has been served under Clause 2.2, any unearned bonuses owed by the Employee to the Company shall become immediately due and payable, and the Company is specifically authorized to collect the same in accordance with Clause 3.3(c), and such other means as may be at its disposal.

B.         STOCK OPTION BONUS

1.         Bonus Eligibility

           The Employee is eligible to earn stock option bonuses for each of the Company's Quarterly Accounting Periods in which the Company's revenue and profit results for the Company's fiscal year-to-date do not fall below acceptable limits as set out below.

1.1 For the third quarter of the Company's 1997 fiscal year, which is the period from 1 April 1997 to 30 June 1997, and which is the first Quarterly Accounting Period in which the Employee is eligible to earn a bonus, the minimum acceptable limit which must be achieved before the Employee becomes eligible to earn a stock option bonus is a 75% Combined Revenue and Profit Percentage Achievement for that quarter predicated solely on the Company's consolidated performance in the third quarter, and ignoring the prior year-to-date performance of the Company.

1.2 For the fourth quarter of the Company's 1997 fiscal year, which is the period from 1 July 1997 to 30 September 1997, and for each of the Company's Quarterly Accounting Periods thereafter, the minimum acceptable limit, which must be achieved before the Employee becomes eligible to earn a stock option bonus is a Combined Year-To-Date Revenue and Profit Percentage Achievement at the end of the relevant quarter of at least 80%. In the Company's 1997 fiscal year, the year in which the Employee begins his participation in this bonus plan, for the purposes of bonus computation only, the fiscal year will consist solely of the third and fourth quarters of the Company's 1997 fiscal year. In fiscal year

           1998, and each year thereafter, the bonus computation will be based upon al of the Quarterly Accounting Periods of the Company's fiscal year.

2.         Bonus Computation

           Bonus is calculated by multiplying the Combined Year-To-Date Revenue and Profit Percentage Achievement at the end of a Quarterly Accounting Period by the aggregate year-to-date Stock Option Bonus for same Quarterly Accounting Period, and subtracting from that total nay stock option bonuses previously paid in the same year. The total value of the stock option earned in that quarter when divided by the market price, in Sterling, of Datawatch Corporation Common Stock $0.01 par value shares, at the close of trading on the day of issuance, shall determine the number of shares for which the Employee is granted an option.

2.1 The Stock Option Bonus is presently established at(pound)6,250 for each of the Company's Quarterly Account Periods.

3.         Bonus Payments

           Subject to paragraph 3.1 below, any stock option bonus payments payable to the Employee under paragraph 2 above, shall be paid not later than the last day of the month following the end of the Quarterly Accounting period to which the bonus relates.

3.1 A bonus shall not be paid to the Employee for any Quarterly Accounting Period if during that period the Company has given the Employee notice to terminate the Appointment for any reason specified in Clauses 2.1 or 10.1, or notice to terminate has been served under Clause 2.2.

4.         Reimbursement of Unearned Stock Option Grants

           Combined Year-To-Date Revenue and Profit Percentage Achievement, during the course of the fiscal year, may require the repayment of earlier quarterly bonuses paid in the same fiscal year. For example, if the Combined Year-To-Date Revenue and Profit Percentage Achievement in the first two quarters of fiscal year were 150%, the Employee would have been paid a stock option bonus with a value of (pound)18,750. If at the end of the third Quarterly

           Accounting period, in the same fiscal year, the Combined Year-To-Date Revenue and Profit Percentage Achievement for the Company were to drop to 80%, this figure, when multiplied by the aggregate value of the year-to-date quarterly stock option bonus for that quarter, in this instance (pound)18,750, would produce an amount, in this instance a stock option bonus value of (pound)15,000, which falls below the total value of previously paid stock option bonuses, (pound)18,750 in this example, thus, generating a requirement for a payback of a portion of the earlier stock option bonus payments, in this instance (pound)3,750
           ((pound)18,750-(pound)15,000=(pound)3,750).

4.1 Subject to paragraph 4.2 below, reimbursement of any unearned stock option grants shall normally be effected by deducting any unearned grants in full from future stock option bonuses earned, until complete repayment has been accomplished.

4.2 If the Company has given the Employee notice to terminate the Appointment for any reason specified in Clause 10.1, or notice to terminate has been served under Clause 2.2, any unearned stock option grants owed by the Employee to the Company shall be cancelled by Datawatch Corporation on the date of the termination.

5.         Stock Option Grants Under 1987 Stock Plan

           Stock options provided under paragraph 3, above, are granted pursuant to and are governed by Datawatch Corporation's 1987 Stock Plan, a copy of which is attached hereto as Schedule 7. This Plan also governs the exercise of such options.

ATTESTATIONS




           Signed on behalf of
           WORKGROUP SYSTEMS LIMITED        ) /s/ Clifford G. Zimmer, Jr.
           by its duly authorised officers: ) Chairman & Chief Executive Officer






           Signed by ROBERT HAGGER:         ) /s/ Robert Hagger